SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 --------------

                                 SCHEDULE 13G/A
                                 (RULE 13D-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13D-1(B), (C) AND (D) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13D-2(B)

                               (AMENDMENT NO. 1)*


                        SAVVIS Communications Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   805423 10 0
                             ----------------------
                                 (CUSIP Number)


                                December 31, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


           Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                     [ ] Rule 13d-1(b)

                     [X] Rule 13d-1(c)

                     [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Exchange Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 5 Pages

-----------------------------------------------                                                     ----------------------------
          CUSIP No. 805423 10 0                                       13G/A                                      Page 2
-----------------------------------------------                                                     ----------------------------
----------- --------------------------------------------------------------------------------------------------------------------
  1         NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                General Electric Capital Corporation
                13-1500700
----------- --------------------------------------------------------------------------------------------------------------------
  2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                 (a)    [  ]
                                                                                                             (b)    [  ]
----------- --------------------------------------------------------------------------------------------------------------------
  3         SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------------------
  4         CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware
--------------------------- ------------- --------------------------------------------------------------------------------------
                                 5        SOLE VOTING POWER

                                              6,327,878 shares of common stock
      NUMBER OF
       SHARES
    BENEFICIALLY
      OWNED BY
        EACH
      REPORTING
       PERSON
        WITH
--------------------------- ------------- --------------------------------------------------------------------------------------
                                 6        SHARED VOTING POWER

                                              0
--------------------------- ------------- --------------------------------------------------------------------------------------
                                 7        SOLE DISPOSITIVE POWER

                                              6,327,878 shares of common stock
--------------------------- ------------- --------------------------------------------------------------------------------------
                                 8        SHARED DISPOSITIVE POWER

                                              0
----------- --------------------------------------------------------------------------------------------------------------------
  9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                6,327,878 shares of common stock
----------- --------------------------------------------------------------------------------------------------------------------
 10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                                                   [  ]
----------- --------------------------------------------------------------------------------------------------------------------
 11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                3.5%
----------- --------------------------------------------------------------------------------------------------------------------
 12         TYPE OF REPORTING PERSON

                CO
----------- --------------------------------------------------------------------------------------------------------------------


ITEM 1(A).  NAME OF ISSUER:

            SAVVIS Communications Corporation

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            1 SAVVIS Parkway
            Town and Country, Missouri  63017

ITEM 2(A).  NAME OF PERSON FILING:

            General Electric Capital Corporation

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            10 Riverview Drive
            Danbury, Connecticut 06810

ITEM 2(C).  CITIZENSHIP:

            Delaware

ITEM 2(D).  TITLE AND CLASS OF SECURITIES:

            Common Stock, par value $0.01 per share

ITEM 2(E).  CUSIP NUMBER:

            805423 10 0

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

            Not Applicable

ITEM 4.     OWNERSHIP.

            (a) Amount beneficially owned: 6,327,878 shares of common stock

            (b) Percent of class: 3.5%

            (c) Number of shares as to which such person has:

                     (i) Sole power to vote or to direct the vote: 6,327,878

                     (ii) Shared power to vote or to direct the vote: 0

                     (iii) Sole power to dispose or to direct the disposition
                           of: 6,327,878

                     (iv) Shared power to dispose or to direct the disposition
                          of: 0

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of Common Stock, check the following [X].

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Not applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            Not applicable.

ITEM 10.    CERTIFICATION.

            (a) Not applicable.

            (b) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURES


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                  Dated:  February 9, 2005


                                  GENERAL ELECTRIC CAPITAL CORPORATION

                                  By: /s/ John Stine
                                      -----------------------------------------
                                      Name: John Stine
                                      Title: Operations Counsel, Special Assets


















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